Exhibit 10.2

AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement made effective as of December 15, 2011 (the “Employment Agreement”) by and between Sangamo Therapeutics, Inc. (the “Company”), and H. Ward Wolff (“Executive”) is effective as of February 27, 2017 (the “Amendment”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement.

RECITALS

WHEREAS, the Company and Executive previously entered into the Employment Agreement pursuant to which Executive is entitled to receive a cash severance payment upon certain involuntary terminations of Executive’s employment.

WHEREAS, the Company has previously granted stock options to Executive to acquire Company common stock; Executive has a limited period of time following cessation of service during which to exercise each such stock option.

WHEREAS, Executive intends to submit his resignation as Chief Financial Officer effective immediately following the filing of the Annual Report on Form 10-K for the year ended December 31, 2016.

WHEREAS, Executive and the Compensation Committee of the Board of Directors of the Company desire to amend the terms and conditions of the Employment Agreement (a) to eliminate severance benefits upon certain involuntary terminations of Executive’s employment and (b) to provide that upon such a resignation (i) Executive’s stock options shall be amended to extend the period that Executive has to exercise his stock options following termination of employment and (ii) Executive shall receive reimbursement of certain COBRA expenses.

NOW, THEREFORE, in consideration of the mutual promises and other consideration set forth herein, the parties hereto hereby agree as follows:

1.	The initial part of Section 7(c) of the Employment Agreement prior to subpart (i) is hereby deleted in its entirety and replaced with the following:

(c)  If Executive’s service as the Company’s Chief Financial Officer is terminated by Executive by resignation effective immediately following the filing of the Annual Report on Form 10-K for the year ended December 31, 2016 with the US Securities and Exchange Commission and as an employee effective March 8, 2017, Executive will be entitled to receive the following benefits:

DB2/ 31073923.3

2.	Section 7(c)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 7(c)(ii):

(ii) Each stock option granted to Executive under the Company’s Amended and Restated 2013 Stock Incentive Plan or 2004 Stock Incentive Plan and outstanding on the date of Executive’s termination of employment shall cease to vest or become exercisable for any additional shares following Executive’s termination of employment.  Each such stock option shall remain exercisable for a period of two years following Executive’s termination of employment, or until the end of the term of the stock option if earlier.  During the limited period of post-service exercisability, each such stock option may not be exercised in the aggregate for more than the number of shares for which the option is, at the time of Executive’s termination of employment, vested and exercisable pursuant to the agreement(s) evidencing the stock option.  Upon the expiration of the limited post-service exercise period, each stock option shall terminate and cease to be outstanding for any shares for which the option has not otherwise been exercised.  The agreements evidencing the stock options are hereby deemed to be amended to reflect this extended post-service exercise period.

3.	The Company and Executive intend that this Amendment amend the Employment Agreement as set forth herein.
4.	Except as modified by this Amendment, all of the terms and provisions of the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Executive has executed this Amendment on the respective date or dates indicated below.

H. WARD WOLFF	SANGAMO THERAPEUTICS, INC.

/s/ H. Ward Wolff	/s/ Alexander D. Macrae
Dated: February 27, 2017	By: Alexander D. Macrae
Title:President and Chief Executive Officer
Dated: February 27, 2017

DB2/ 31073923.3